Exhibit (22)


                         SUBSIDIARIES OF THE REGISTRANT



     The companies listed below are direct or indirect subsidiaries of the Registrant. Their names and jurisdictions of incorporation are as follows:


     United Technologies Automotive    Delaware
     Holdings, Inc.
     Carrier Corporation               Delaware
     Otis Elevator Company             New Jersey
         Otis Europe S.A.              France
     Pratt & Whitney Canada Inc.       Canada

     Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate or as a single subsidiary, they would not constitute a significant subsidiary.